EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors

V.I. Technologies, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-104049, 333-104050, 333-108733 and 333-108734) and on Form S-3 (Nos. 333-111186 and 333-57418) of V.I. Technologies, Inc. of our report dated February 19, 2004 relating to the consolidated balance sheets of V.I. Technologies, Inc. as of December 27, 2003 and December 28, 2002 and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the three-year period ended December 27, 2003, which report appears in the December 27, 2003 annual report on Form 10-K of V.I. Technologies, Inc.

/s/ KPMG LLP

Boston, Massachusetts

February 25, 2004